Exhibit 99.1

Steve Madden Announces Second Quarter 2026 Results

~ Raises Fiscal 2026 Revenue and Adjusted Diluted EPS Guidance; Reaffirms GAAP Diluted EPS Guidance ~

~ Announces Appointment of Ken Pilot to Board of Directors ~

LONG ISLAND CITY, N.Y., July 30, 2026 – Steven Madden, Ltd. (Nasdaq: SHOO) (the “Company”), a leading designer and marketer of fashion-forward footwear, accessories and apparel, today announced financial results for the second quarter ended June 30, 2026.

Amounts referred to as “Adjusted” are non-GAAP measures that exclude the items defined as “Non-GAAP Adjustments” in the “Non-GAAP Reconciliation” section.

Second Quarter 2026 Results

●	Revenue increased 19.1% to $665.9 million, compared to $559.0 million in the same period of 2025.

●	Gross profit as a percentage of revenue was 46.5%, compared to 40.4% in the same period of 2025. Adjusted gross profit as a percentage of revenue was 46.5%, compared to 41.9% in the same period of 2025.

●	Operating expenses as a percentage of revenue were 40.6%, compared to 47.2% in the same period of 2025. Adjusted operating expenses as a percentage of revenue were 39.8%, compared to 37.9% in the same period of 2025.

●	Income / (loss) from operations totaled $39.3 million, or 5.9% of revenue, compared to ($40.3) million, or (7.2%) of revenue, in the same period of 2025. Adjusted income from operations totaled $44.5 million, or 6.7% of revenue, compared to $22.6 million, or 4.0% of revenue, in the same period of 2025.

●	Net income / (loss) attributable to Steven Madden, Ltd. was $27.7 million, or $0.38 per diluted share, compared to ($39.5) million, or ($0.56) per diluted share, in the same period of 2025. Adjusted net income attributable to Steven Madden, Ltd. was $31.7 million, or $0.44 per diluted share, compared to $13.9 million, or $0.20 per diluted share, in the same period of 2025.

Edward Rosenfeld, Chairman and Chief Executive Officer, commented, “We delivered robust top- and bottom-line growth in the second quarter, reflecting the strength of our brands and disciplined execution across the organization. The Steve Madden brand was the highlight, continuing to gain momentum as consumers responded enthusiastically to the trend-right assortments created by Steve and his design team. Combined with strong marketing execution, our compelling product offering generated increased brand heat and fueled strong performance across both direct-to-consumer and wholesale channels.

“Based on the strong results in the second quarter and the momentum we see across our brands, we are raising our revenue and Adjusted diluted earnings per share outlook for 2026. Looking further ahead, we remain confident that our powerful brands, proven business model and talented team provide a strong foundation to deliver sustainable growth and long-term value creation for our shareholders.”

Second Quarter 2026 Channel Results

Revenue for the wholesale business in the second quarter of 2026 was $407.5 million, a 13.0% increase compared to the second quarter of 2025. Excluding Kurt Geiger, wholesale revenue increased 11.5%. Wholesale footwear revenue increased 9.0%, or 7.8% excluding Kurt Geiger. Wholesale accessories/apparel revenue increased 19.2%, or 17.5% excluding Kurt Geiger. Gross profit as a percentage of wholesale revenue was 35.2% in the second quarter of 2026, compared to 30.0% in the second quarter of 2025. Adjusted gross profit as a percentage of wholesale revenue was 35.2%, compared to 30.9% in the second quarter of 2025, due to higher average selling prices, a smaller negative impact from tariffs and a lower penetration of private label.

Direct-to-consumer revenue in the second quarter of 2026 was $255.4 million, a 30.6% increase compared to the second quarter of 2025. Excluding Kurt Geiger, direct-to-consumer revenue increased 11.1%. Gross profit as a percentage of direct-to-consumer revenue was 64.0%, compared to 58.7% in the second quarter of 2025. Adjusted gross profit as a percentage of direct-to-consumer revenue was 64.0%, compared to 61.3% in the second quarter of 2025, due to higher average selling prices, a reduction in promotional activity and a smaller negative impact from tariffs.

The Company ended the quarter with 382 Company-operated brick-and-mortar retail stores, including 92 outlets, as well as eight e-commerce websites and 164 Company-operated concessions in international markets.

Balance Sheet Highlights

As of June 30, 2026, total debt outstanding was $124.8 million and cash and cash equivalents were $94.7 million. Net debt is a non-GAAP financial measure that the Company defines as total debt less cash and cash equivalents. Net debt was $30.1 million as of June 30, 2026.

During the second quarter of 2026, the Company did not repurchase any shares of its common stock in the open market.

Quarterly Cash Dividend

The Company’s Board of Directors approved a quarterly cash dividend of $0.21 per share. The dividend is payable on September 24, 2026 to stockholders of record as of the close of business on September 11, 2026.

Board Appointment

The Company also announced that, effective October 1, 2026, its Board of Directors will expand from ten to eleven directors, and Ken Pilot will join the Board as the newly appointed director. Mr. Pilot is the Founder and Chief Executive Officer of Ken Pilot Ventures, an advisory and investment firm focused on retail, consumer and commerce technology companies. He brings more than 30 years of leadership experience across retail and consumer businesses, having served in senior executive roles at leading retailers including J.Crew, Gap Inc., Ralph Lauren, American Eagle Outfitters and ABC Carpet & Home. Mr. Pilot currently advises and invests in a number of companies focused on artificial intelligence, e-commerce infrastructure and retail technology platforms.

Mr. Rosenfeld commented, “We are pleased to welcome Ken to our Board of Directors. His decades of experience building brands and driving growth, together with his deep understanding of digital innovation and emerging technologies, will be invaluable as we continue to execute our long-term growth strategy. We look forward to benefiting from his insights and perspective.”

Fiscal 2026 Outlook

The Company now expects fiscal 2026 revenue will increase 11% to 13% compared to fiscal 2025, up from its previous guidance of 10% to 12%. The Company continues to expect fiscal 2026 diluted earnings per share (“EPS”) will be in the range of $2.55 to $2.65. The Company now expects Adjusted diluted EPS will be in the range of $2.05 to $2.15, up from its previous guidance range of $2.00 to $2.10.

Conference Call Information

Interested stockholders are invited to listen to the conference call scheduled for today, July 30, 2026, at 8:30 a.m. Eastern Time, which will include a discussion of the Company’s second quarter 2026 earnings results and updated fiscal 2026 outlook. The call will be webcast live on the Company’s website at https://investor.stevemadden.com. A webcast replay of the conference call will be available on the Company’s website or via the following webcast link https://event.choruscall.com/mediaframe/webcast.html?webcastid=BqLiaYAB beginning today at approximately 11:00 a.m. Eastern Time.

About Steve Madden

Steve Madden designs, sources and markets fashion-forward footwear, accessories and apparel. In addition to marketing products under its own brands including Steve Madden®, Kurt Geiger London®, Dolce Vita®, Betsey Johnson®, Carvela®, Blondo® and ATM®, Steve Madden licenses footwear, handbags and other accessory categories for the Anne Klein® brand. Steve Madden also designs and sources products under private label brand names for various retailers. Steve Madden’s wholesale distribution includes department stores, mass merchants, off-price retailers, shoe chains, online retailers, national chains, specialty retailers and independent stores. Steve Madden also directly operates brick-and-mortar retail stores and e-commerce websites. In addition, Steve Madden licenses certain of its brands to third parties for the marketing and sale of certain products in the apparel, accessory and home categories.

Safe Harbor Statement Under the U.S. Private Securities Litigation Reform Act of 1995

This press release contains “forward-looking statements” within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Examples of forward-looking statements include, among others, statements regarding revenue and earnings guidance, plans, strategies, objectives, expectations and intentions. Forward-looking statements can be identified by words such as: “may,” “will,” “expect,” “believe,” “should,” “anticipate,” “project,” “predict,” “plan,” “intend,” “estimate,” or “confident,” and similar expressions or the negative of these expressions. Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they represent the Company’s current beliefs, expectations, and assumptions regarding anticipated events and trends affecting its business and industry based on information available as of the time such statements are made. Investors are cautioned that such forward-looking statements are inherently subject to risks and uncertainties, many of which cannot be predicted with accuracy and some of which may be outside of the Company’s control. The Company’s actual results and financial condition may differ materially from those indicated in these forward-looking statements. As such, investors should not rely upon them. Important risk factors include:

●	our ability to accurately anticipate fashion trends and promptly respond to consumer demand;

●	our ability to compete effectively in a highly competitive market;

●	our ability to adapt our business model to rapid changes in the retail industry;

●	our dependence on the hiring and retention of key personnel;

●	our ability to successfully implement growth strategies and integrate acquired businesses;

●	changes in trade policies, additional tariffs on product imported to the United States, retaliatory trade actions taken by other countries, and resulting trade wars;

●	supply chain disruptions to product delivery systems and logistics, and our ability to properly manage inventory;

●	geopolitical tensions in the regions in which we operate and any related challenging macroeconomic conditions globally that may materially adversely affect our customers, vendors, and partners, and the duration and extent to which these factors may impact our future business and operations, results of operations, and financial condition;

●	our reliance on independent manufacturers to produce and deliver products in a timely manner or to meet our quality standards if we experience a supply chain disruption and we are unable to secure an alternative source of raw materials or end products;

●	our dependence on one or more of our significant customers;

●	quarterly fluctuations of our financial results;

●	extreme or unseasonable weather conditions in locations where we or our customers and suppliers are located;

●	fluctuation of our stock price if our operating results are inconsistent with our forecasts or those of analysts who follow us;

●	our exposure to risks related to integrating the operations, systems, processes, reporting, supply chains, and personnel of Kurt Geiger into our business;

●	our exposure to risks associated with increased indebtedness used to finance the acquisition of Kurt Geiger, including related debt service requirements;

●	our ability to manage risks associated with substantial goodwill and intangible assets recorded from the acquisition of Kurt Geiger, which could subsequently become impaired upon adverse changes to the business environment in which we operate;

●	disruption of our information technology systems or e-commerce platforms;

●	cybersecurity risks and costs of defending against, mitigating, and responding to data security threats and breaches impacting the Company;

●	our ability to effectively implement artificial intelligence and data-driven technologies across our operations, and the risks that such technologies may not perform as expected, may be subject to regulatory constraints, or may increase operational, legal, or cybersecurity risks;

●	litigation or other legal proceedings could divert management resources and result in costs;

●	legal, regulatory, political, and economic risks that may affect our operations in international markets;

●	exposure to foreign exchange rate fluctuations;

●	our ability to adequately protect our trademarks and other intellectual property rights;

●	changes in economic conditions;

●	additional tax liabilities resulting from audits by various taxing authorities;

●	changes in U.S. and foreign tax laws that could have an adverse effect on our financial results;

●	the loss of a significant license;

●	the actions of our licensees and diminished brand integrity;

●	the actions of our licensees or the loss of a significant licensee and diminished brand integrity;

●	failure of our manufacturers, the manufacturers used by our licensees, or our licensees themselves to use acceptable labor practices or to otherwise comply with local laws and other standards;

●	our ability to maintain effective internal control over our financial reporting; and

●	other risks and uncertainties indicated from time to time in our filings with the Securities and Exchange Commission.

The Company does not undertake, and disclaims, any obligation to publicly update any forward-looking statement, including, without limitation, any guidance regarding revenue or earnings, whether as a result of new information, future developments, or otherwise.

STEVEN MADDEN, LTD. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30, 2026	June 30, 2025	June 30, 2026	June 30, 2025

Net sales	$662,914	$556,090	$1,312,574	$1,107,472
Licensing fee income	2,951	2,910	6,387	5,062
Total revenue	665,865	559,000	1,318,961	1,112,534
Cost of sales	356,206	332,973	651,882	660,240
Gross profit	309,659	226,027	667,079	452,294
Operating expenses	270,340	263,865	528,633	441,128
Change in valuation of contingent payment liability	—	2,420	385	(2,075)
Income / (loss) from operations	39,319	(40,258)	138,061	13,241
Gain on derivative	—	9,252	—	9,252
Interest and other (expense) / income, net	(1,257)	(3,795)	(4,862)	(2,966)
Income / (loss) before provision for income taxes	38,062	(34,801)	133,199	19,527
Provision for income taxes	10,137	3,911	33,631	16,979
Net income / (loss)	27,925	(38,712)	99,568	2,548
Less: net income attributable to noncontrolling interest	198	765	19	1,602
Net income / (loss) attributable to Steven Madden, Ltd.	$27,727	$(39,477)	$99,549	$946

Basic net income / (loss) per share	$0.39	$(0.56)	$1.40	$0.01

Diluted net income / (loss) per share	$0.38	$(0.56)	$1.38	$0.01

Basic weighted average common shares outstanding	71,292	70,870	71,228	70,822

Diluted weighted average common shares outstanding	72,164	70,870	72,012	70,970

Cash dividends declared per common share	$0.21	$0.21	$0.42	$0.42

STEVEN MADDEN, LTD. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

		As of
	June 30, 2026	December 31, 2025	June 30, 2025
	(Unaudited)		(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$94,739	$112,423	$111,714
Short-term investments	—	—	140
Accounts receivable, net of allowances	80,347	91,854	86,211
Factor accounts receivable	307,387	311,563	289,942
Inventories	377,207	417,016	436,968
Prepaid expenses and other current assets	54,993	46,759	54,002
Income tax receivable and prepaid income taxes	15,088	21,084	18,799
Total current assets	929,761	1,000,699	997,776
Property and equipment, net	113,688	115,802	104,423
Operating lease right-of-use asset	235,322	235,855	220,089
Deposits and other	22,912	22,764	21,641
Deferred tax assets	3,220	3,220	2,175
Goodwill	256,341	254,518	266,602
Intangibles, net	274,818	281,419	282,372
Total Assets	$1,836,062	$1,914,277	$1,895,078
LIABILITIES
Current liabilities:
Accounts payable	$202,095	$197,247	$235,716
Accrued expenses and other current liabilities	202,641	258,794	181,270
Operating leases - current portion	58,588	58,827	56,179
Income taxes payable	13,681	4,488	11,419
Current portion of long-term debt	—	—	5,625
Contingent payment liability - current portion	—	—	2,979
Accrued incentive compensation	10,825	6,351	3,404
Total current liabilities	487,830	525,707	496,592
Contingent payment liability - long-term portion	15,265	14,880	17,406
Operating leases - long-term portion	193,722	193,145	189,404
Long-term debt	124,832	234,166	287,865
Deferred tax liabilities	36,628	36,142	38,574
Other liabilities	5,681	6,255	1,874
Total Liabilities	863,958	1,010,295	1,031,715

STOCKHOLDERS’ EQUITY
Total Steven Madden, Ltd. stockholders’ equity	939,603	866,388	833,230
Noncontrolling interest	32,501	37,594	30,133
Total stockholders’ equity	972,104	903,982	863,363
Total Liabilities and Stockholders’ Equity	$1,836,062	$1,914,277	$1,895,078

STEVEN MADDEN, LTD. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	Six Months Ended
	June 30, 2026	June 30, 2025
Cash flows from operating activities:
Net income	$99,568	$2,548
Adjustments to reconcile net income to net cash provided by operating activities:
Stock-based compensation	15,741	14,690
Depreciation and amortization	18,433	13,926
Amortization of debt issuance costs	887	480
Loss on disposal of fixed assets	135	1
Deferred taxes	5	—
Change in valuation of contingent payment liability	385	(2,075)
Other operating activities	1,902	(550)
Changes, net of acquisitions, in:
Accounts receivable	10,375	(7,197)
Factor accounts receivable	3,033	59,110
Inventories	38,437	35,004
Prepaid expenses, income tax receivables, prepaid taxes, and other assets	(5,476)	(7,119)
Accounts payable, accrued expenses, and other current liabilities	(40,076)	(34,420)
Accrued incentive compensation	4,436	(11,721)
Leases and other liabilities	1,478	(15,042)
Net cash provided by operating activities	149,263	47,635

Cash flows from investing activities:
Capital expenditures	(14,411)	(17,516)
Maturity / sale of short-term investments	—	13,410
Acquisition of businesses	(1,328)	(371,554)
Other investing activities	—	(2,196)
Net cash used in investing activities	(15,739)	(377,856)

Cash flows from financing activities:
Common stock repurchased and net settlements of stock awards	(8,352)	(8,198)
Proceeds from exercise of stock options	2,973	—
Borrowings, net of repayments	(110,000)	300,000
Financing costs paid	—	(8,955)
Cash dividends paid on common stock	(30,641)	(30,435)
Distribution of noncontrolling interest	(5,482)	(2,946)
Net cash (used in) / provided by financing activities	(151,502)	249,466
Effect of exchange rate changes on cash and cash equivalents	294	2,545
Net decrease in cash and cash equivalents	(17,684)	(78,210)
Cash and cash equivalents – beginning of period	112,423	189,924
Cash and cash equivalents – end of period	$94,739	$111,714

STEVEN MADDEN, LTD. AND SUBSIDIARIES

NON-GAAP RECONCILIATION

(In thousands, except per share amounts)

(Unaudited)

The Company uses non-GAAP financial information to evaluate its operating performance and in order to represent the manner in which the Company conducts and views its business. Additionally, the Company believes the information assists investors in comparing the Company’s performance across reporting periods on a consistent basis by excluding items that are not indicative of its core business. The non-GAAP financial information is provided in addition to, and not as an alternative to, the Company’s reported results prepared in accordance with GAAP.

Table 1 - Reconciliation of GAAP gross profit to Adjusted gross profit

	Three Months Ended		Six Months Ended
	June 30, 2026	June 30, 2025	June 30, 2026	June 30, 2025

GAAP gross profit	$309,659	$226,027	$667,079	$452,294
Non-GAAP Adjustments	—	8,251	(55,090)	8,530
Adjusted gross profit	$309,659	$234,278	$611,989	$460,824

Table 2 - Reconciliation of GAAP operating expenses to Adjusted operating expenses

	Three Months Ended		Six Months Ended
	June 30, 2026	June 30, 2025	June 30, 2026	June 30, 2025

GAAP operating expenses	$270,340	$263,865	$528,633	$441,128
Non-GAAP Adjustments	(5,201)	(52,216)	(7,466)	(59,012)
Adjusted operating expenses	$265,139	$211,649	$521,167	$382,116

Table 3 - Reconciliation of GAAP income / (loss) from operations to Adjusted income from operations

	Three Months Ended		Six Months Ended
	June 30, 2026	June 30, 2025	June 30, 2026	June 30, 2025

GAAP income / (loss) from operations	$39,319	$(40,258)	$138,061	$13,241
Non-GAAP Adjustments	5,201	62,887	(47,239)	65,467
Adjusted income from operations	$44,520	$22,629	$90,822	$78,708

Table 4 - Reconciliation of GAAP interest and other (expense) / income, net to Adjusted interest and other (expense) / income, net

	Three Months Ended		Six Months Ended
	June 30, 2026	June 30, 2025	June 30, 2026	June 30, 2025

GAAP interest and other (expense) / income, net	$(1,257)	$(3,795)	$(4,862)	$(2,966)
Non-GAAP Adjustments	—	840	—	840
Adjusted interest and other (expense) / income, net	$(1,257)	$(2,955)	$(4,862)	$(2,126)

Table 5 - Reconciliation of GAAP provision for income taxes to Adjusted provision for income taxes

	Three Months Ended		Six Months Ended
	June 30, 2026	June 30, 2025	June 30, 2026	June 30, 2025

GAAP provision for income taxes	$10,137	$3,911	$33,631	$16,979
Non-GAAP Adjustments	1,257	1,117	(11,426)	1,729
Adjusted provision for income taxes	$11,394	$5,028	$22,205	$18,708

Table 6 - Reconciliation of GAAP net income / (loss) attributable to Steven Madden, Ltd. to Adjusted net income attributable to Steven Madden, Ltd.

	Three Months Ended		Six Months Ended
	June 30, 2026	June 30, 2025	June 30, 2026	June 30, 2025

GAAP net income / (loss) attributable to Steven Madden, Ltd.	$27,727	$(39,477)	$99,549	$946
Non-GAAP Adjustments	3,944	53,357	(35,813)	55,326
Adjusted net income attributable to Steven Madden, Ltd.	$31,671	$13,880	$63,736	$56,272

GAAP diluted net income / (loss) per share	$0.38	$(0.56)	$1.38	$0.01

GAAP diluted weighted shares outstanding	72,164	70,870	72,012	70,970

Adjusted diluted net income per share	$0.44	$0.20	$0.89	$0.79

Adjusted diluted weighted average shares outstanding	72,164	70,911	72,012	70,970

Table 7 - Reconciliation of GAAP diluted net income per share to Adjusted diluted net income per share in fiscal 2026 outlook

	Fiscal 2026 Outlook
	Low End	High End

GAAP diluted net income per share	$2.55	$2.65
Non-GAAP Adjustments	(0.50)	(0.50)
Adjusted diluted net income per share	$2.05	$2.15

Non-GAAP Adjustments include the items below.

For the second quarter of 2026:

●	$1.5 million pre-tax ($1.1 million after-tax) expense in connection with severances and related charges, included in operating expenses.

●	$3.4 million pre-tax ($2.6 million after-tax) expense in connection with legal settlements and related fees, included in operating expenses.

●	$0.3 million pre-tax ($0.3 million after-tax) expense in connection with an acquisition and formation of joint ventures, included in operating expenses.

For the second quarter of 2025:

●	$8.3 million pre-tax ($6.2 million after-tax) expense in connection with the purchase accounting fair value adjustment of inventory from acquired businesses, included in cost of sales.

●	$38.8 million pre-tax ($38.8 million after-tax) expense in connection with acquisition-related compensation paid to management sellers and certain employees of Kurt Geiger, as determined by the institutional shareholders as part of the sellers’ negotiated transaction waterfall, included in operating expenses.

●	$8.1 million pre-tax ($8.9 million after-tax) expense in connection with an acquisition and formation of joint ventures, included in operating expenses.

●	$4.7 million pre-tax ($3.6 million after-tax) expense in connection with legal settlements and related fees, included in operating expenses.

●	$0.5 million pre-tax ($0.4 million after-tax) expense in connection with severances and related charges, included in operating expenses.

●	$2.4 million pre-tax ($1.8 million after-tax) net expense in connection with the change in valuation of contingent payment liabilities related to the acquisitions of Almost Famous and ATM.

●	$9.3 million pre-tax ($7.1 million after-tax) benefit in connection with the settlement of a foreign exchange hedging contract entered into as part of the company’s acquisition of Kurt Geiger.

●	$0.8 million pre-tax ($0.6 million after-tax) expense in connection with the write-off of unamortized debt issuance costs associated with the replacement of the company’s previous revolving credit facility, included in interest and other expense, net.

Contact

Steven Madden, Ltd.

VP of Corporate Development & Investor Relations

Danielle McCoy

718-308-2611

InvestorRelations@stevemadden.com